EXHIBIT 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
March 3, 2005

Thank you John and good morning everyone.

In my report this morning I will provide an update on our railcar group. I asked Bill McWhirter to provide an update on our construction, barge and industrial businesses. Steve Menzies will provide a railcar market and leasing update followed by Jim Ivy’s financial overview.

Generally speaking, I’m pleased with our progress. During 2004 we had significant growth in our revenues and a few of our businesses experienced operating profit increases. Steel costs continued to adversely impact the financial performance of our company during the 4th quarter. Recently, the news media has reported that the price of steel has started to decline. News articles such as these are usually referring to the price of sheet steel, the kind used in automobiles and appliances. A large portion of our products are made from steel plate and the prices we are paying have not been declining. The price of scrap steel has stabilized recently and the surcharges are not nearly as erratic as they were last year at this time.

Our European railcar business is continuing to operate in the trough of their market. The demand for railcars is very low and it is a highly competitive market place. As a result, our backlog of orders for new railcars decreased to approximately 1,270 units at year end. Our quarterly shipments are fluctuating from a volume and product mix perspective. During the 4th quarter we shipped approximately 560 units. This was a 70% increase over our 3rd quarter shipments. Our 4th quarter revenues were approximately $55 million and we basically broke even. Our 1st quarter shipments will decrease to the 400 unit level and our revenues will drop back to approximately $34 million. At this shipment level our product mix becomes crucial. During the 1st and 2nd quarters we expect Europe to lose money. We are hopeful we will sell some railcars which will improve our chances of being profitable during the second half of the year. Until demand increases and stabilizes, our quarterly earnings in Europe will fluctuate from 4 to 6 cents per share loss to a small profit. We are currently taking steps to decrease our costs in Europe with another round of downsizing. We are also in the process of reviewing our strategic options for this business.

In our North American railcar businesses, our earnings were once again mostly affected by material-related issues. The inefficiencies in the railcar supply chain combined with cost increases that we could not pass on to customers had a major affect on our profitability. From March through July of this year, 50% of our material deliveries were not made according to our suppliers’ promises. In the fall, we saw their delivery performance improve to 70% and lately it’s been hovering around 73%. This is a significant improvement since the summer, but we are still plagued with spot shortages.

During the 4th quarter our North American railcar shipments increased 20% over the 3rd quarter to approximately 5,000 units and 72% over 4th quarter ’03. I’m very pleased with our shipment increases and the fact that we are improving our shipment consistency. During 2004 we spent a significant amount of resources to restart our railcar production lines. We trained approximately 1200 new employees as we worked through a large number of material related issues. At this point, our production lines are running at a fairly consistent pace. At the beginning of 2003 we were shipping around 35 units per day and by the end for the year we were over 85 units per day. During 2005 we expect to ship between 5000 – 5500 units per quarter. Our rail group’s revenue for the first quarter of 2005 should be slightly better than the 4th quarter of 2004 and we should make a small profit. Demand for railcars in North America during the 4th quarter remained relatively strong. Steve Menzies will provide information pertaining to industry order levels.

From a sales point of view, we have recently seen some hesitancy on the part of our freight car customers to place orders for equipment. Our tank car customers are placing a more steady stream of orders. We continue to focus on selling cars that extend our existing production lines without requiring change over, rather than focusing on an overall industry market share percentage. After our material issues stabilize, our line changeovers will become the key factors which affect will our productivity. We will experience the majority of our line changeovers during the 3rd and 4th quarters of this year. We plan to bring on additional production lines as specific products warrant the startup expense.

At this point I’ll turn it over to Bill McWhirter for his comments.